Exhibit 99.3

THIS RETENTION AGREEMENT is made on April 7, 2017, by and between Intrawest Resorts Holdings, Inc. (the “Company”) and Sky Foulkes (the “Employee” or “you”) with reference to the following facts:

Recitals:
The Senior Leadership Team has determined that it is in the best interests of the Company to ensure your continued dedication and commitment, notwithstanding certain strategic alternatives that the Company is pursuing. You are aware that the Company is pursuing certain strategic alternatives and contemplating a Transaction (as defined herein) that could potentially result in organizational changes throughout Intrawest. You are a valued member of the Intrawest team and it is in the best interests of the Company to provide you with a work incentive to ensure best efforts are made to perform the ongoing duties, goals and objectives of your current role despite the uncertainty related to these strategic alternatives.

The Transaction:
The Company is currently contemplating a transaction under which all of the outstanding stock of the Company shall be acquired by a purchaser or whereby, in accordance with the Delaware General Corporation Law, on the closing date, a merger subsidiary shall be merged with and into the Company (the “Transaction”), following which the separate corporate existence of the merger subsidiary shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Company”). The terms and conditions of this Retention Agreement are contingent upon the completion of the Transaction and will have no force or effect if the Transaction does not occur.

Retention Bonus Terms:
Upon execution of this agreement, and provided you meet the eligibility requirements set forth below, in the event that the Company completes a Transaction you shall be entitled to receive a cash payment in the amount of $325,000 less statutory deductions (the “Retention Bonus”). The Retention Bonus will be payable on the first regularly scheduled payroll date following the closing of a Transaction.

Eligibility Requirements:
You must continue to perform the ongoing duties set forth in your current job description and remain an active employee of Intrawest, Surviving Company or its affiliates through the closing of the Transaction (the “Closing”), in order to qualify for the Retention Bonus. Any voluntary resignation by you or termination for cause based on poor performance or policy violation prior to the Closing, as determined by the Company in its discretion, will eliminate you from eligibility for and entitlement to the Retention Bonus.

Trade Secrets/Confidential/Proprietary Information/Non-Disparagement
During the term of your employment, you have been and will continue to be entrusted with trade secrets and other confidential information concerning the Company and other third party business operations, including the existence of this Agreement. Throughout the term of your employment and thereafter and without limiting any other obligations, you will keep confidential the existence of this Agreement, and all such confidential information; and you will not use any such information other than for the benefit of the Company. You further agree not to make any statements or comments to others, oral or written, that malign, defame or otherwise disparage the Company, either publicly or privately.

Signatures:

/s/ Tom Marano	4/7/17	/s/ Sky Foulkes	4/7/17
Tom Marano	Date	Sky Foulkes	Date
Chief Executive Officer		Chief Operating Officer